Exhibit 99.1

Press Release

Financial and Investor Contact:

John R. Potapchuk

631-501-7035

john.potapchuk@gentiva.com

Media Contact:

David Fluhrer

631-501-7102, 516-589-0778

david.fluhrer@gentiva.com

FOR IMMEDIATE RELEASE

Gentiva® Announces Second Quarter and Six-Month Results

and Reaffirms Financial Outlook

Melville, N.Y., August 1, 2007 — Gentiva Health Services, Inc. (NASDAQ: GTIV), the nation’s largest provider of comprehensive home health and related services, today reported the following financial results for the second quarter ended July 1, 2007:

•	Net revenues increased 8% to $307.3 million versus the prior year period ended July 2, 2006.

•

Net income rose 62% to $9.0 million, or $0.31 per diluted share, versus $5.5 million, or $0.20 per diluted share, for the prior year period. Average diluted shares were 28.5 million versus 27.9 million in the 2006 second quarter.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 32% to $26.5 million.

•

EBITDA and net income per diluted share, excluding restructuring and integration costs in both periods, were $27.1 million and $0.32 for the second quarter of 2007 as compared to $20.8 million and $0.21 for the 2006 second quarter.

•	EBITDA as a percentage of net revenues, excluding restructuring and integration costs, rose to 8.8% as compared to 8.1% in the 2007 first quarter and 7.3% in the second quarter of 2006.

“Our strong second quarter stems from a transformation that began early last year,” said Chairman and CEO Ron Malone. “We’re now seeing results that validate our strategies, including double-digit Medicare growth, expansion of core businesses, improving margins, strengthening CareCentrix® and effectively managing expenses and long-term debt. We’re reaffirming our 2007 financial outlook and have every reason to anticipate a very good year.”

3 Huntington Quadrangle, Suite 200S, Melville, NY 11747-4627

Malone noted these performance highlights for the second quarter:

•

Home Health segment revenues increased 6% versus the prior year period, while operating contribution rose 23%. Operating contribution margin reached 15.2% versus 14.6% in the first quarter of 2007 and 13.1% in the second quarter of 2006. Strong Medicare revenue growth of 17% versus the prior year period was driven by solid performances in both the expanding specialty programs and in traditional home health services.

•

CareCentrix revenues increased 14%, while operating contribution rose 7%. Operating contribution margin reached 10.9% versus 10.6% in the first quarter of 2007 and 11.6% in the second quarter of 2006, a period that included a positive change in estimate of about 100 basis points related to prior period contract revenues. CareCentrix continued to benefit from increased managed care membership enrollment and a restructuring completed last year.

•

Revenues in Gentiva’s Other Related Services segment — which includes hospice, respiratory therapy and home medical equipment, infusion services and consulting — were approximately even with the prior year period, while operating contribution was affected by continuing investments in infrastructure and capacity necessary for these units to accelerate growth.

•

Gentiva’s $11 million voluntary term loan repayment in the second quarter reduced long-term debt to $324.0 million and triggered a 25-basis-point decrease in the term loan interest rate, effective today, as the leverage ratio has been reduced to under 3.5 times.

Gentiva reported the following results for the six months ended July 1, 2007, including the results of The Healthfield Group, Inc., which was acquired on February 28, 2006:

•	Net revenues increased 15% to $606.8 million versus the prior year period.

•	Net income was $15.8 million, or $0.56 per diluted share, versus $10.0 million, or $0.37 per diluted share, for the prior year period.

•

EBITDA in the first half of 2007 rose 53% to $49.6 million versus $32.5 million in the first six months of 2006. EBITDA for each period included net charges for special items and restructuring and integration costs of $1.6 million and $0.8 million, respectively.

•

EBITDA and net income per diluted share for the first six months of 2007, excluding special items and restructuring and integration costs, were $51.2 million and $0.59 for the first six months of 2007 and $33.3 million and $0.39 for the comparable period of 2006.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

Conference Call and Web Cast Details

The Company will comment further on its second quarter 2007 results during its conference call and live web cast to be held Wednesday, August 1, 2007, at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #9015861. The web cast is an audio-only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the web cast. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call is expected to be available on the site within 36 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation’s largest provider of comprehensive home health and related services. The Company serves patients across the United States, through its direct service delivery units or through CareCentrix®, which manages home health services for major managed care organizations. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; respiratory therapy and home medical equipment; infusion therapy services; and other therapies and services. Gentiva’s revenues are generated from federal and state government programs, commercial insurance and individual consumers. For more information, visit Gentiva’s web site, http://www.gentiva.com, and its investor relations section at http://investors.gentiva.com. GTIV-E

(tables and notes follow)

	2nd Quarter		Six Months
(in 000’s, except per share data)	2007	2006	2007	2006
Statements of Income
Net revenues	$307,277	$284,061	$606,819	$527,301
Cost of services and goods sold	176,276	162,885	346,397	306,514

Gross profit	131,001	121,176	260,422	220,787
Selling, general and administrative expenses	109,431	105,168	220,496	195,280

Operating income	21,570	16,008	39,926	25,507
Interest expense	(6,946)	(7,166)	(14,085)	(9,974)
Interest income	809	765	1,626	1,657

Income before income taxes	15,433	9,607	27,467	17,190
Income tax expense	6,481	4,064	11,676	7,240

Net income	$8,952	$5,543	$15,791	$9,950

Earnings per Share
Net income:
Basic	$0.32	$0.21	$0.57	$0.39

Diluted	$0.31	$0.20	$0.56	$0.37

Average shares outstanding:
Basic	27,703	26,926	27,616	25,721

Diluted	28,540	27,851	28,447	26,669

Condensed Balance Sheets
	July 1, 2007	Dec 31, 2006
ASSETS
Cash, cash equivalents and restricted cash (A)	$34,516	$32,910
Short-term investments	20,275	24,325
Accounts receivable, net (B)	205,752	181,549
Deferred tax assets	25,075	30,443
Prepaid expenses and other current assets	15,812	11,933

Total current assets	301,430	281,160
Fixed assets, net	54,493	49,684
Intangible assets, net	212,886	213,280
Goodwill	276,926	274,959
Other assets	25,929	24,799

Total assets	$871,664	$843,882

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$815	$—
Accounts payable	15,471	19,580
Payroll and related taxes	16,415	16,085
Deferred revenue	27,895	20,122
Medicare liabilities	10,103	9,232
Cost of claims incurred but not reported	24,342	19,462
Obligations under insurance programs	38,518	35,910
Other accrued expenses	46,888	45,020

Total current liabilities	180,447	165,411
Long-term debt	323,185	342,000
Deferred tax liabilities, net	43,645	41,065
Other liabilities	22,834	21,081
Shareholders’ equity	301,553	274,325

Total liabilities and shareholders’ equity	$871,664	$843,882

Common shares outstanding	27,927	27,436

(A)	Cash, cash equivalents and restricted cash included restricted cash of $22.0 million at July 1, 2007 and December 31, 2006.
(B)	Accounts receivable, net, included an allowance for doubtful accounts of $9.7 million and $9.8 million at July 1, 2007 and December 31, 2006, respectively.

	Six Months
(in 000’s)	2007	2006
Condensed Statements of Cash Flows
OPERATING ACTIVITIES:
Net income	$15,791	$9,950
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,698	6,998
Amortization of debt issuance costs	509	507
Provision for doubtful accounts	3,886	3,806
Equity-based compensation expense	3,477	1,750
Windfall tax benefits associated with equity-based compensation	(656)	(1,387)
Deferred income taxes	9,187	6,713
Changes in assets and liabilities:
Accounts receivable	(28,321)	14,994
Prepaid expenses and other current assets	(4,372)	(3,996)
Current liabilities	11,112	(5,341)
Other, net	1,200	300

Net cash provided by operating activities	21,511	34,294

INVESTING ACTIVITIES:
Purchase of fixed assets	(12,486)	(9,247)
Acquisition of businesses	—	(210,036)
Purchases of short-term investments available-for-sale	(39,100)	(109,795)
Maturities of short-term investments available-for-sale	43,150	123,795

Net cash used in investing activities	(8,436)	(205,283)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	6,462	8,438
Windfall tax benefits associated with equity-based compensation	656	1,387
Proceeds from issuance of debt	—	370,000
Healthfield debt repayments	—	(195,305)
Other debt repayments	(18,000)	(10,000)
Changes in book overdrafts	—	(1,395)
Debt issuance costs	—	(6,930)
Repayment of capital lease obligations	(587)	(231)

Net cash (used in) provided by financing activities	(11,469)	165,964

Net change in cash, cash equivalents and restricted cash	1,606	(5,025)
Cash, cash equivalents and restricted cash at beginning of period	32,910	38,617

Cash, cash equivalents and restricted cash at end of period	$34,516	$33,592

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$15,739	$3,039
Income taxes paid, net of refunds	$1,107	$1,476

	2nd Quarter		Six Months
(in 000’s, except per share data)	2007	2006	2007	2006
Supplemental Information
Segment Information
Net revenues (1) (5)
Home Health (2)	$204,894	$192,659	$409,925	$357,448
CareCentrix	73,326	64,530	139,216	134,582
Other Related Services	30,332	30,403	60,895	42,023
Intersegment revenues	(1,275)	(3,531)	(3,217)	(6,752)

Total net revenues	$307,277	$284,061	$606,819	$527,301

Operating contribution (1) (4) (5)
Home Health	$31,101	$25,254	$61,089	$45,429
CareCentrix	7,987	7,487	14,941	12,685
Other Related Services	3,479	5,273	7,466	7,506

Total operating contribution	42,567	38,014	83,496	65,620
Corporate expenses	(16,082)	(17,981)	(33,872)	(33,115)
Depreciation and amortization	(4,915)	(4,025)	(9,698)	(6,998)
Interest expense, net	(6,137)	(6,401)	(12,459)	(8,317)

Income before income taxes	$15,433	$9,607	$27,467	$17,190

	2nd Quarter		Six Months
	2007	2006	2007	2006
Net Revenues by Major Payer Source:
Medicare (2)
Home Health	$136,829	$117,344	$272,083	$210,873
Other	14,858	15,502	30,146	20,938

Total Medicare	151,687	132,846	302,229	231,811
Medicaid and local government	40,331	46,018	78,659	86,907
Commercial insurance and other	115,259	105,197	225,931	208,583

Total net revenues	$307,277	$284,061	$606,819	$527,301

A reconciliation of EBITDA to Net income—As Reported amounts follows: (3)

	2nd Quarter		Six Months
	2007	2006	2007	2006
EBITDA (4) (5)	$26,485	$20,033	$49,624	$32,505
Depreciation and amortization (6)	(4,915)	(4,025)	(9,698)	(6,998)
Interest expense, net (7)	(6,137)	(6,401)	(12,459)	(8,317)

Income before income taxes	15,433	9,607	27,467	17,190
Income tax expense (8)	(6,481)	(4,064)	(11,676)	(7,240)

Net income—As Reported	$8,952	$5,543	$15,791	$9,950

A reconciliation of Net income per diluted share—As Adjusted and Net income per diluted share—As Reported follows:

	2nd Quarter		Six Months
	2007	2006	2007	2006
Net income per diluted share:
As Adjusted	$0.37	$0.25	$0.69	$0.45
Equity-based compensation (4)	(0.05)	(0.04)	(0.10)	(0.06)

Excluding special items and restructuring and integration costs	0.32	0.21	0.59	0.39
Restructuring and integration costs (5A) (5B)	(0.01)	(0.01)	(0.03)	(0.06)
Medicare cost report settlement (5C)	—	—	—	0.04

As Reported	$0.31	$0.20	$0.56	$0.37

Notes :

1)	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the reportable segments, which exclude corporate expenses, depreciation, amortization, and interest expense (net), but include revenues and all other costs directly attributable to the specific segment.

2)	First half 2006 results included approximately $1.9 million recorded and received from the total settlement of $5.5 million relating to the Company’s appeal filed with the U.S. Provider Reimbursement Review Board (“PRRB”) on the reopening of all of its 1999 cost reports.

3)	EBITDA, a non-GAAP financial measure, is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization. Management uses EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. EBITDA should not be considered in isolation or as a substitute for net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies.

4)	EBITDA included equity-based compensation expense for the second quarters of 2007 and 2006 of approximately $1.8 million and $1.1 million, respectively, resulting from the adoption of Statement of Financial Accounting Standards No. 123 (Revised) “Share-Based Payment” (SFAS 123(R)) as of January 2, 2006. Corresponding amounts for the first six months of 2007 and 2006 were $3.5 million and $1.8 million, respectively. Such amounts were reflected in corporate expenses.

5)	Components of EBITDA included the following:

A)	Restructuring and integration costs for the second quarter and first half of 2007 of $0.6 million and $1.6 million, respectively, and for the second quarter and first half of 2006 of $0.7 million and $2.7 million, respectively. These costs included the following items: (i) $0.5 million and $0.6 million for the second quarters of 2007 and 2006, respectively, and $1.5 million and $2.0 million for the first six months of 2007 and 2006, respectively, resulting from restructuring and integration activities relating to the Healthfield acquisition; (ii) $0.1 million for the second quarter and first six months of 2007 in connection with a restructuring plan associated with its hospice operations; and (iii) $0.1 million for the second quarter of 2006 and $0.7 million for the first six months of 2006 resulting from a restructuring plan associated with the Company’s CareCentrix operations.

Restructuring and integration costs for the second quarters and first six months of 2007 and 2006 were reflected as follows for segment reporting purposes (dollars in millions):

	2nd Quarter		Six Months
	2007	2006	2007	2006
Home Health	$0.1	$0.3	$0.4	$1.0
CareCentrix	—	0.1	—	0.7
Other Related Services	0.1	—	0.1	—
Corporate expenses	0.4	0.3	1.1	1.0

Total	$0.6	$0.7	$1.6	$2.7

B)	A special item — further described in Note 2 — relating to a Medicare cost report settlement of $1.9 million for the first half of 2006 which was reflected in the Home Health segment.

Excluding the items described in Notes 5A and 5B above, EBITDA for the second quarters of 2007 and 2006 would have been $27.1 million and $20.8 million, respectively, and for the first six months of 2007 and 2006 would have been $51.2 million and $33.3 million, respectively.

6)	Depreciation and amortization reflected amortization of identifiable intangible assets of $0.9 million and $1.9 million, respectively, for the second quarter and first half of 2007, and $0.8 million and $1.4 million, respectively, for the second quarter and first half of 2006. For the first half of 2007, depreciation expense also included an incremental $0.4 million relating to a change in the estimated useful lives of certain home medical equipment.

7)	Interest expense, net, included interest expense on a term loan, fees associated with a $75 million revolving credit facility and amortization of debt financing costs, net of interest income.

8)	The Company’s effective tax rate was 42.0% and 42.5%, respectively, for the second quarter and first half of 2007, and 42.3% and 42.1%, respectively, for the second quarter and first half of 2006. The impact of the adoption of SFAS 123(R) resulted in an increase in the Company’s effective tax rate of 2.4% in the second quarter and first half of 2007, and 3.5% and 2.9%, respectively, in the second quarter and first half of 2006.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the Company’s ability to successfully execute its growth strategy; the impact of significant indebtedness on the Company’s liquidity and its ability to meet the requirements of its creditors; general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for healthcare reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to implementation of new business systems, or due to natural disasters or terrorist acts; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended December 31, 2006.

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